Exhibit 99.1

Texas Roadhouse, Inc. Announces Fourth Quarter 2009 Results

LOUISVILLE, Ky (February 22, 2010) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 52 week periods ended December 29, 2009.

	Fourth Quarter			Year to Date
($000’s)	2009	2008	% Change	2009	2008	% Change

Total revenue	227,368	234,202	(3)	942,331	880,461	7
Income from operations	14,803	10,866	36	75,861	62,027	22
Net income	8,709	6,139	42	47,479	38,168	24
Diluted EPS	$0.12	$0.09	40	$0.67	$0.52	29

NOTE> Q4 2008 and 2008 YTD include 14 and 53 weeks, respectively, compared to 13 and 52 weeks in Q4 2009 and 2009 YTD.  The 53rd week in 2008 YTD added $18.0 million to total weeks in Q4 2009 and 2009 YTD.  The extra week in 2008 added $18.0 million to total revenues and approximately $0.03 to diluted earnings per share for Q4 2008 and 2008 YTD.

Results for the fourth quarter:

•                  Comparable restaurant sales decreased 2.6% at company restaurants and 1.2% at franchise restaurants;

•                  Five company restaurants opened and one franchise restaurant was acquired;

•                  Restaurant margins increased 237 basis points to 17.4%;

•                  Diluted earnings per share increased 40% to $0.12 from $0.09 in the prior year period.

Results for the full year:

•                  Comparable restaurant sales decreased 2.8% at company restaurants and 2.5% at franchise restaurants;

•                  17 company restaurants and 3 franchise restaurants opened and one franchise restaurant was acquired;

•                  Restaurant margins increased 71 basis points to 17.7%;

•                  Diluted earnings per share increased 29% to $0.67 from $0.52 in the prior year period.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “Sales trends continued to improve throughout the fourth quarter and, combined with a favorable commodities environment, we were able to generate our third consecutive quarter of year-over-year restaurant margin improvement.  This drove profitability for the period and capped off a year where earnings per diluted share increased 29%, solidly exceeding our expectations.  Looking to 2010 and beyond, we continue to believe Texas Roadhouse is well-positioned to gain market share based on our ongoing commitment to the basics of providing Legendary Food and Legendary Service.  In addition, we remain committed to maintaining a conservative balance sheet.”

Outlook for 2010

The Company reported that comparable restaurant sales for the first seven weeks of fiscal 2010 decreased approximately 1.2% compared to the same period a year ago.

The Company estimates 2010 diluted earnings per share growth will be 5% to 10% compared to 2009.  This estimate is based, in part, on the following assumptions:

•                  Comparable restaurant sales of negative 2% to flat;

•                  Approximately 15 company restaurant openings;

•                  Food cost deflation of approximately 2.5% to 3.0%; and

•                  Total capital expenditures of between $50-55 million.

Extension of Executive Officer Employment Contracts

On February 18, 2010, the Company amended the employment agreements of W. Kent Taylor, Chairman; G.J. Hart, President and Chief Executive Officer; Steven L. Ortiz, Chief Operating Officer; Scott M. Colosi, Chief Financial Officer; and Sheila C. Brown, General Counsel and Corporate Secretary.  The amendments extended the term of each officer’s employment from January 7, 2011 until January 7, 2012 during which time each officer’s annual base salary and target bonuses will remain unchanged.

James F. Parker, Chair of the Compensation Committee of the Board of Directors commented, “The Board is delighted that the executive officers have agreed to extend the terms of their contracts for another year.  This management team has functioned extremely well together for many years, and the Board believes the Company will be well-served by having the team remain together.  Additionally, by maintaining salaries and bonuses at current levels, the Board of Directors and officers have shown a commitment to shareholders through sound fiscal practices.”

Conference Call

The Company is hosting a conference call today, February 22, 2010, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (877) 856-1965 or (719) 325-4793 for international calls. A replay of the call will be available for one week following the conference call.  To access the replay, please dial (888) 203-1112 or (719) 457-0820 for international calls, and use 7946126 as the pass code.

There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 300 restaurants system-wide in 46 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening, the sales at these and our other company and franchise restaurants, changes in restaurant operating costs, our ability to acquire franchise restaurants, our ability to integrate the franchise restaurants we acquire or other concepts we develop, strength of consumer spending and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Price Cooper

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	December 29,	December 30,	December 29,	December 30,
	2009	2008	2009	2008

Revenue:
Restaurant sales	$225,292	$232,429	$934,100	$871,556
Franchise royalties and fees	2,076	1,773	8,231	8,905
Total revenue	227,368	234,202	942,331	880,461

Costs and expenses:
Restaurant operating costs:
Cost of sales	74,956	82,918	312,800	308,123
Labor	66,423	69,136	276,626	253,132
Rent	5,148	4,741	20,018	15,879
Other operating	39,511	40,651	158,961	146,019
Pre-opening	1,402	2,631	5,813	11,604
Depreciation and amortization	10,340	10,638	41,822	37,694
Impairment and closure	3,273	1,398	3,000	2,175
General and administrative	11,512	11,223	47,430	43,808
Total costs and expenses	212,565	223,336	866,470	818,434

Income from operations	14,803	10,866	75,861	62,027

Interest expense, net	756	1,508	3,273	3,844
Equity income from investments in unconsolidated affiliates	36	31	221	215
Income before taxes	14,083	9,389	72,809	58,398
Provision for income taxes	4,909	2,891	23,491	19,389
Net income including noncontrolling interests	$9,174	$6,498	$49,318	$39,009
Less: Net income attributable to noncontrolling interests	465	359	1,839	841
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$8,709	$6,139	$47,479	$38,168

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.12	$0.09	$0.68	$0.53
Diluted	$0.12	$0.09	$0.67	$0.52

Weighted average shares outstanding:
Basic	70,341	69,923	69,967	72,672
Diluted	71,709	70,915	71,298	74,079

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in thousands)

	December 29, 2009	December 30, 2008

Cash and cash equivalents	$46,858	$5,258
Other current assets	27,458	29,550
Property and equipment, net	456,281	456,132
Goodwill	113,465	114,807
Intangible asset, net	11,194	12,807
Other assets	6,817	4,109

Total assets	$662,073	$622,663

Current maturities of long-term debt and obligations under capital leases	247	228
Other current liabilities	107,956	99,415
Long-term debt and obligations under capital leases, excluding current maturities	101,179	132,482
Other liabilities	29,741	27,741
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	420,372	359,990
Noncontrolling interests	2,578	2,807

Total liabilities and equity	$662,073	$622,663

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands, except per share data)

(unaudited)

	Fiscal Year Ended
	December 29,	December 30,
	2009	2008

Cash flows from operating activities:
Net income including noncontrolling interests	$49,318	$39,009
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	41,822	37,694
Share-based compensation expense	7,493	7,745
Other noncash adjustments	4,453	5,157
Change in working capital	12,043	11,609
Net cash provided by operating activities	115,129	101,214

Cash flows from investing activities:
Capital expenditures - property and equipment	(45,516)	(102,536)
Acquisition of franchise restaurants, net of cash acquired	25	(17,835)
Proceeds from sale of property and equipment, including insurance proceeds	2,357	250
Investment in equity investees	—	(95)
Net cash used in investing activities	(43,134)	(120,216)

Cash flows from financing activities:
(Repayments)/proceeds from revolving credit facility, net	(31,000)	67,000
Repurchase of shares of common stock	—	(56,974)
Other financing activities	605	2,670
Net cash (used in)/provided by financing activities	(30,395)	12,696

Net increase (decrease) in cash	41,600	(6,306)
Cash and cash equivalents - beginning of year	5,258	11,564
Cash and cash equivalents - end of year	$46,858	$5,258

Supplemental Financial and Operating Information

($ amounts in thousands)

(unaudited)

	Fourth Quarter		Change		Year to Date		Change
	2009	2008	vs LY		2009	2008	vs LY

Restaurant openings
Company	5	6	(1)		17	29	(12)
Franchise	0	0	0		3	1	2
Total	5	6	(1)		20	30	(10)

Restaurant acquisitions
Company	1	1	0		1	13	(12)
Franchise	(1)	(1)	0		(1)	(13)	12
Total	0	0	0		0	0	0

Restaurant closures
Company	0	0	0		(2)	(1)	(1)
Franchise	0	0	0		(1)	0	(1)
Total	0	0	0		(3)	(1)	(2)

Restaurants open at the end of the quarter
Company	261	245	16
Franchise	70	69	1
Total	331	314	17

Company-owned restaurants
Restaurant sales	$225,292	$232,429	(3.1)%		$934,100	$871,556	7.2%
Store weeks	3,362	3,389	(0.8)%		13,255	11,861	11.8%
Comparable restaurant sales growth (1)	(2.6)%	(4.7)%			(2.8)%	(2.3)%
Average unit volume (2)	$864	$893	(3.2)%		$3,660	$3,823	(4.3)%

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	33.3%	35.7%	(240	)bps	33.5%	35.4%	(187	)bps
Labor	29.5%	29.7%	(26	)bps	29.6%	29.0%	57	bps
Rent	2.3%	2.0%	25	bps	2.1%	1.8%	32	bps
Other operating	17.5%	17.5%	5	bps	17.0%	16.8%	26	bps
Total	82.6%	84.9%	(237	)bps	82.3%	83.0%	(71	)bps

Restaurant margins (3)	17.4%	15.1%	237	bps	17.7%	17.0%	71	bps

Franchise-owned restaurants
Franchise royalties and fees	$2,076	$1,773	17.1%		$8,231	$8,905	(7.6)%
Store weeks	919	966	(4.9)%		3,613	4,007	(9.8)%
Comparable restaurant sales growth (1)	(1.2)%	(5.5)%			(2.5)%	(3.6)%
Average unit volume (2)	$849	$860	(1.3)%		$3,529	$3,618	(2.5)%

Pre-opening expense	$1,402	$2,631	(46.7)%		$5,813	$11,604	(49.9)%

Depreciation and amortization	$10,340	$10,638	(2.8)%		$41,822	$37,694	11.0%
As a % of revenue	4.5%	4.5%	1	bps	4.4%	4.3%	16	bps

Impairment and closure	$3,273	$1,398	134.1%		$3,000	$2,175	37.9%
As a % of revenue	1.4%	0.6%	84	bps	0.3%	0.2%	7	bps

General and administrative expenses	$11,512	$11,223	2.6%		$47,430	$43,808	8.3%
As a % of revenue	5.1%	4.8%	27	bps	5.0%	5.0%	6	bps

(1)  Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2)  Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period.  Q4 2008 and 2008 YTD were adjusted to include 13 and 52 weeks, respectively.  For comparative purposes, average unit volumes for Q4 2008 and 2008 YTD were adjusted to reflect restaurant sales of any acquired franchise restaurants as part of Company-owned restaurants average unit volume and were excluded from franchise-owned restaurants average unit volume.

(3)  Restaurant margins represent restaurant sales less restaurant operating costs (as a percentage of restaurant sales).

Amounts may not foot due to rounding.